EXHIBIT 99.1

MOTHERS WORK, INC.
CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS THIRD QUARTER EARNINGS

Philadelphia, PA, July 26, 2005 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the third quarter of fiscal 2005 ended June 30, 2005.

As previously disclosed, like many other publicly-held companies in the retail industry, during the second quarter of fiscal 2005 the Company changed its method of accounting for leases, including its method of accounting for tenant improvement allowances, rent holidays, and amortization of leasehold improvements.  These changes are reflected in the Company’s reported results set forth below.  Also as previously disclosed, the Company decided to restate prior period financial statements to correct errors resulting from its prior method of accounting for leases.  All prior period financial results referred to in this press release reflect such restatement, as do all current period financial results and all projected or targeted future financial results referred to in this press release.  Because the Company’s restatement of its prior year financial statements has not yet been audited by its registered public accounting firm, all results presented in this press release are unaudited.

Net income for the third quarter of fiscal 2005 was $5.5 million, or $1.03 per common share (diluted), compared to net income (as restated) for the third quarter of fiscal 2004 of $6.8 million, or $1.24 per common share (diluted).  The Company’s diluted income per share for the third quarter of $1.03 was within the Company’s guidance range of between $1.00 and $1.20 per share provided in its May 16, 2005 press release. In its July 7, 2005 press release, the Company had announced that it expected third quarter earnings to be at the bottom end of this guidance range.  Net income for the first nine months of fiscal 2005 was $5.2 million, or $0.96 per common share (diluted), compared to net income (as restated) for the first nine months of fiscal 2004 of $9.0 million, or $1.62 per common share (diluted).

Net sales for the third quarter of fiscal 2005 increased 9.4% to $152.7 million from $139.6 million in the same quarter of the preceding year.  The increase in net sales for the quarter, as well as for the first nine months of fiscal 2005, was driven primarily by sales from the Company’s new Oh Baby! By Motherhood™ licensed arrangement with Kohl’s®, which launched during the second quarter of fiscal 2005, and sales from the expansion of the Company’s proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations during late March 2005, bringing the total number of Sears maternity leased departments operated by the Company to 568 locations.  Comparable store sales decreased 1.9% during the third quarter of fiscal 2005 (based on 978 locations) versus a comparable store sales decrease of 5.0% during the third quarter of fiscal 2004 (based on 855 locations).  For the quarter ended June 30, 2005, the Company opened 5 stores, including 3 multi-brand stores, and closed 17 stores, with 4 of these store closings related to multi-brand store openings. In addition, during the third quarter of fiscal 2005, the Company opened 10 leased department locations and closed 2 leased department locations.  The Company ended the quarter with 857 stores and 1,593 total retail locations, compared to 883 stores and 1,109 total retail locations on June 30, 2004.  Earnings before interest, taxes, depreciation and amortization (EBITDA) was $16.8 million for the third quarter of fiscal 2005, compared to $18.7 million of EBITDA for the third quarter of fiscal 2004.

Net sales for the first nine months of fiscal 2005 increased 7.4% to $426.4 million from $397.1 million for the same nine months of the preceding year.  Comparable store sales decreased 3.1% during the first nine months of fiscal 2005 (based on 846 locations) versus a comparable store sales decrease of 3.6% during the first nine months of fiscal 2004 (based on 798 locations).  During the nine months ended June 30, 2005, the Company opened 25 stores, including 10 multi-brand stores, and closed 51 stores, with 21 of these store closings related to multi-brand store openings. In addition, during the first nine months of fiscal 2005, the Company opened 508 leased department locations and closed 4 leased department locations.  EBITDA was $31.4 million for the first nine months of fiscal 2005, compared to $36.6 million of EBITDA for the first nine months of fiscal 2004.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are pleased that we were able to achieve earnings for the third quarter within our guidance range, despite our weaker than planned sales.  Our comparable store sales decreased 1.9% for the third quarter, falling short of our prior guidance for third quarter comparable store sales of between down 1% and up 1%.  The earnings effect of this lower than planned sales was partially offset by lower than planned operating expenses, resulting in earnings within, but at the bottom end, of our guidance range.  Although we are not satisfied with our 1.9% comparable store sales decrease for the third quarter, we are pleased to see the continued improvement from our 3.0% comparable store sales decrease for the second quarter this year (January through March), our 4.2% comparable store sales decrease for the first quarter this year (October through December), and our 8.3% comparable store sales decrease for the fourth quarter (July through September) of fiscal 2004.  We expect this improved sales trend to continue for the fourth quarter, as we are targeting our comparable store sales to be between down 1% and up 1% for the fourth quarter, when we anniversary last year’s fourth quarter 8.3% comparable store sales decline.

“We have seen an increasingly severe clearance environment for Spring maternity apparel during the latter half of June and especially in July.  We had expected the clearance environment to be less severe at the end of this Spring selling season compared to the end of last year’s Spring selling season, but that has not turned out to be the case.  This is putting downward pressure on both our sales and gross margin for the fourth quarter compared to our previous expectations.  We currently expect our comparable store sales for the month of July to decrease approximately 4% to 5%.  We expect our comparable store sales to increase modestly for August and September, as Fall product becomes a more important driver of sales and we face weaker last year sales comparisons, resulting in our current target for fourth quarter comparable store sales of between down 1% and up 1%.  This is a reduction from our previous guidance of a fourth quarter comparable store sales increase of 3% to 5%.  With this reduction of our expectations for fourth quarter comparable store sales and gross margin, we are now targeting fourth quarter net sales of approximately $136 to $138 million and a fourth quarter net loss per common share of between $0.52 and $0.72 per share, significantly worse than our previous guidance of a fourth quarter net loss per common share of between $0.20 and $0.35 per share provided in our May 16, 2005 press release.

“Given these expectations for our fourth quarter, we expect our sales for the full year fiscal 2005 to be in the $562 to $565 million range, representing sales growth of approximately 9% over fiscal 2004, based on the sales contribution from our Kohl’s and Sears initiatives, and to a lesser extent our new stores, partially offset by an assumed comparable store sales decrease of between 2.0% and 2.5% for the full fiscal year.  We project that our gross margin for fiscal 2005 will be approximately 51.6% of net sales, a reduction from our 53.7% gross margin in fiscal 2004, primarily driven by the planned lower gross margin of sales from our new licensed business, but also reflecting a modest decline in the gross margin at our own stores.  We expect our operating expenses to decrease slightly as a percentage of net sales for fiscal 2005 versus fiscal 2004, primarily as a result of the favorable expense leverage from the addition of our licensed business and a continued sharp focus on expense control, partially offset by the unfavorable expense leverage resulting from our assumed comparable store sales decrease.  Based on these assumptions, we are projecting EBITDA for fiscal 2005 in the $32.9 to $34.7 million range and diluted earnings per common share of between $0.25 and $0.45 per share, a reduction from our previous guidance for diluted earnings per share of between $0.60 and $0.90 per share provided in our May 16, 2005 press release.  Despite the expected positive earnings contribution of our new business initiatives in fiscal 2005, especially our new Kohl’s and expanded Sears initiatives, this targeted earnings range for fiscal 2005 is lower than our fiscal 2004 diluted earnings per share (as restated) of $0.92, due to the adverse effect on earnings of our assumed comparable store sales decline of between 2.0% and 2.5%, a modest decline in gross margins at our own stores, charges for store asset impairments, and charges related to store closings associated with multi-brand store openings.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“Our targeted sales for fiscal 2005 reflect our plan to open approximately 30 new stores during the year, including approximately 12 new multi-brand stores, and close approximately 55 stores, with approximately 24 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  In addition, we now market our Two Hearts™ Maternity collection through leased departments in 568 Sears locations, and distribute our Oh Baby! By Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.    Kohl’s currently operates 670 stores in 40 states.

“We expect our fiscal 2005 capital expenditures to be between $16 million and $17 million, compared to $20.6 million for fiscal 2004, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at year end fiscal 2005 to increase significantly from year end fiscal 2004, although at a somewhat lower year-over-year increase than reflected at the end of the third quarter, with the increase coming from the inventory needs of our new initiatives, intentionally bringing new season merchandise into our stores earlier than last year and, to a lesser extent, the impact of weaker than planned sales in the last half of the fiscal year.  Although we had modest credit line borrowings from our $60 million credit facility during the second and third quarters of fiscal 2005, and expect to have modest credit line borrowings at times during the fourth quarter of fiscal 2005, we do not expect to have any credit line borrowings at the end of fiscal 2005.  Our average level of borrowings under our credit facility was $5.3 million during the second quarter of fiscal 2005 and $1.2 million during the third quarter of fiscal 2005.

“As we have previously stated, fiscal 2005 has been an important year of strategic transition as we have significantly increased the number of “doors” through which our maternity apparel products are sold to consumers through our new Kohl’s and significantly expanded Sears initiatives, and as we continue to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore.  These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time.  Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one, and frequently will involve one-time store closing costs resulting primarily from early lease terminations.  We are encouraged by the initial results of our multi-brand stores in terms of their ability to capture the sales from our related store closings and their potential to reduce store operating expense percentages.  As of June 30, 2005, we have 36 two-brand combo stores, 2 triplex stores, and 8 Destination Maternity Superstores.

“We are particularly excited by the potential for sales consolidation and increased store profitability from our Destination Maternity Superstores. These Superstores, the first of which opened in March 2004, carry all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products.  These stores also typically have a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children.  These elements combine to give our Destination Maternity Superstore not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer.  Our superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore.  A further example of this differentiation is our most recently opened Destination Maternity Superstores, in White Plains, New York, Natick, Massachusetts, and Charlotte, North Carolina, each of which includes our Edamame™ maternity spa. We believe the superstore model will improve store profitability margins by capturing the sales of several of our smaller traditional stores that we close in the area, and by reducing store operating expense percentages.  In addition, the superstore model may increase overall sales in the geographical markets they serve.  We are actively working to continue to refine our maternity superstore concept and to find additional suitable new locations for the concept.  We have opened four Destination Maternity Superstores during the first six months of fiscal 2005, and we plan to open several additional Superstores in fiscal 2006 as we find and evaluate additional potential locations and obtain additional results and insights from our existing Superstores.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

“We are very excited about these new strategic business initiatives, including our Kohl’s and Sears initiatives and our multi-brand store initiatives, to promote our long-term growth in sales and profitability, while addressing the strong continued competitive pressures in the maternity apparel industry.  We also continue to be excited by the potential of our various initiatives to build on our valuable customer relationship by expanding our marketing partnership programs.  Such initiatives include the launch of the futuretrust® college savings program in our stores in November 2003, the launch of our in-store gift bag program in July 2004, the commencement of marketing of our store gift cards in third party retail locations starting this Fall, the pursuit of potential licensing opportunities for our brands with retailers and manufacturers of baby products, as well as the increased leveraging of our opt-in customer database.

“Mothers Work looks forward to fiscal 2006 as a year of renewed profit growth and a year of continued strategic transition, as we expect to realize increased earnings contribution from our new strategic initiatives, including a full year contribution from our Sears and Kohl’s initiatives and the continued rollout of our multi-brand stores.  We expect to generate significantly higher earnings in fiscal 2006 than in fiscal 2005, while generating positive free cash flow.

“For fiscal 2006, we are targeting net sales of approximately $580 to $590 million, based on planned increased sales from the full year impact of our new Sears and Kohl’s initiatives and an assumed comparable store sales increase of approximately 1.0% to 2.5%.  Our targeted sales for fiscal 2006 reflect our plan to open approximately 25 to 30 new stores, including 15 to 20 new multi-brand stores, and close approximately 75 to 85 stores, with approximately 40 to 45 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  We are targeting pro forma diluted earnings per share for fiscal 2006 of between $0.75 and $1.00 per share, which does not reflect the adverse impact, which we have not yet quantified, of the required expensing of stock-based compensation as of the beginning of fiscal 2006 pursuant to Statement of Financial Accounting Standards No. 123(R).  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.  We plan to provide more detailed guidance for fiscal 2006, including certain quarterly guidance, in November when we report fourth quarter earnings.

“We are planning our fiscal 2006 capital expenditures to be between $14 million and $16 million, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and for continued distribution center automation.  With respect to inventory, we are planning on reducing our overall inventory levels from our projected inventory at the end of fiscal 2005, as we anniversary the increase in inventory from our new initiatives and from intentionally bringing new season merchandise into our stores earlier than last year, and as we more tightly plan our inventory levels relative to sales.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2006.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2005 earnings, financial guidance and certain business initiatives.  You can participate in this conference call by calling (517) 308-9005.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, August 2, 2005 by calling (203) 369-1445.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of June 30, 2005, Mothers Work operates 1,593 maternity locations, including 857 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and 736 leased departments, and sells on the web through its DestinationMaternity.com, maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding lease accounting and restatements of historical financial statements and expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
		(As Restated)		(As Restated)
Net sales	$152,740	$139,558	$426,390	$397,056
Cost of goods sold	70,597	60,798	203,621	182,189

Gross profit	82,143	78,760	222,769	214,867
SG&A expenses, excluding
depreciation & amortization	65,388	60,102	191,368	178,261

EBITDA	16,755	18,658	31,401	36,606

Depreciation & amortization	3,935	3,585	11,543	10,487

Operating income	12,820	15,073	19,858	26,119
Interest expense, net	3,779	3,688	11,391	11,081

Income before income taxes	9,041	11,385	8,467	15,038
Income tax provision	3,532	4,567	3,303	6,054

Net income	$5,509	$6,818	$5,164	$8,984

Income per share – basic	$1.05	$1.31	$0.99	$1.72
Average shares outstanding – basic	5,253	5,201	5,235	5,215

Income per share – diluted	$1.03	$1.24	$0.96	$1.62
Average shares outstanding – diluted	5,372	5,480	5,373	5,530

Selected Balance Sheet Data

(in thousands, unaudited)

	June 30,	September 30,	June 30,
	2005	2004	2004
		(As Restated)	(As Restated)
Cash and cash equivalents	$8,708	$8,467	$13,834
Short-term investments	—	6,400	15,900
Inventories	111,758	92,743	88,448
Property, plant and equipment, net	79,515	78,462	77,625
Line of credit borrowings	—	—	—
Long-term debt	128,367	127,629	127,764
Stockholders’ equity	68,580	62,903	66,731

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income to EBITDA

and Operating Income Margin to EBITDA Margin(1)

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
		(As Restated)		(As Restated)
Operating income	$12,820	$15,073	$19,858	$26,119
Add: depreciation & amortization expense	3,935	3,585	11,543	10,487

EBITDA	$16,755	$18,658	$31,401	$36,606

Net sales	$152,740	$139,558	$426,390	$397,056

Operating income margin (operating income as a percentage of net sales)	8.4%	10.8%	4.7%	6.6%
Depreciation & amortization expense as a percentage of net sales	2.6	2.6	2.7	2.6
EBITDA margin (EBITDA as a percentage of net sales)	11.0%	13.4%	7.4%	9.2%

(1)  Components may not add to total due to rounding.

Reconciliation of Projected Operating Income to Projected EBITDA

(in millions, unaudited)

For the Fiscal Year Ending

9/30/05

Projected operating income	$17.4 to 19.2
Add: projected depreciation & amortization expense	15.5

Projected EBITDA	$32.9 to 34.7

Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and Amortization Expense (1)

(in thousands, except percentages)

(unaudited)

	Third Quarter Ended		Nine Months Ended
	6/30/05	6/30/04	6/30/05	6/30/04
		(As Restated)		(As Restated)
SG&A expenses	$69,323	$63,687	$202,911	$188,748
Less: depreciation & amortization expense	3,935	3,585	11,543	10,487

SG&A expenses, excluding depreciation & amortization	$65,388	$60,102	$191,368	$178,261

Net sales	$152,740	$139,558	$426,390	$397,056
SG&A expense margin (SG&A expense as a percentage of net sales)	45.4%	45.6%	47.6%	47.5%
Depreciation & amortization expense as a percentage of net sales	2.6	2.6	2.7	2.6
SG&A expense margin, excluding depreciation & amortization, as a percentage of net sales	42.8%	43.1%	44.9%	44.9%

(1)  Components may not add to total due to rounding.